UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SolarEdge Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

January 15, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of SolarEdge Technologies, Inc. (the “Company”) at 47505 Seabridge Drive, Fremont, CA, on February 23, 2016, at 5:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible by telephone or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares are represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Guy Sella
Chief Executive Officer and Chairman

SolarEdge Technologies, Inc.
1 HaMada Street
Herziliya Pituach, Israel

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of SolarEdge Technologies, Inc. will be held at 47505 Seabridge Drive, Fremont, CA, on February 23, 2016, at 5:00 p.m. local time, for the following purposes:

1. To elect the three directors named in the Proxy Statement as Class I directors of SolarEdge Technologies, Inc., each to serve until the third annual meeting of stockholders following this Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

2. To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of EY Global, as our independent registered public accounting firm for the year ending June 30, 2016.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on December 31, 2015 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

This Proxy Statement and form of proxy are being sent to our stockholders on or about January 15, 2016.

By Order of the Board of Directors

Rachel Prishkolnik
Vice President,
General Counsel & Corporate Secretary
1 HaMada Street
Herziliya Pituach, Israel
January 15, 2016

Whether or not you expect to attend the meeting, please vote by telephone or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.  If you attend the meeting, you may continue to have your shares voted as instructed or you may withdraw your proxy at the meeting and vote your shares in person

SolarEdge Technologies, Inc.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on February 23, 2016

SOLAREDGE TECHNOLOGIES, INC.
1 HAMADA STREET, HERZILIYA PITUACH, ISRAEL
PROXY STATEMENT
January 15, 2016

THE MEETING

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of SolarEdge Technologies, Inc., a Delaware corporation (the “Company”), for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 47505 Seabridge Drive, Fremont, CA, on February 23, 2016, at 5:00 p.m. local time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about January 15, 2016. Our Annual Report for the fiscal year ended June 30, 2015 is enclosed with this Proxy Statement. Electronic copies of this Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2015 are available at http://investors.solaredge.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on December 31, 2015, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on December 31, 2015, we had 40,023,895 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the above record date. There is no cumulative voting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all stock outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1—Election of Directors, directors will be elected if the number of votes of the shares of common stock cast at the Annual Meeting for the nominee’s election exceeds the number of votes cast against the nominee’s election.  Votes “against” and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2.  Broker discretionary voting on this Proposal is allowed.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting or vote by completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope or by telephone by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of all nominees presented by the Board.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone in accordance with the voting instructions provided by that nominee.  You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, applicable rules grant your broker discretionary authority to vote on “routine” proposals. The ratification of the appointment of the independent registered public accounting firm in Proposal No. 2 is the only item on the agenda for the Annual Meeting that is considered routine. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the un-voted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the Annual Meeting to permit further solicitations of proxies.

The telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by telephone should understand that there may be costs associated with telephonic access, such as usage charges from telephone companies, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, proxies may be solicited on our behalf by directors, officers or employees of the Company, without additional remuneration, in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers and other nominee record holders may have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable. We will promptly deliver a separate copy of this proxy statement and form of proxy to you if you  notify us by telephone at 972 (9) 957-6620, by mail at SolarEdge Technologies, Inc. at, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Brokerage firms and banks are also entitled to household. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

Explanatory Note

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002. In addition, because we are an emerging growth company, we are not required to conduct a stockholder vote on executive compensation or to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies.

We could be an emerging growth company until the last day of the fiscal year following March 31, 2020, the fifth anniversary of the closing of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur at the end of the fiscal year during which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election. Class I directors consist of Yoni Cheifetz, Dan Avida and Doron Inbar; Class II directors consist of Tal Payne and Marcel Gani; and Class III directors consist of Guy Sella and Avery More.

The Class I directors standing for reelection at the Annual Meeting are Dan Avida, Yoni Cheifetz and Doron Inbar. Class II and Class III directors will stand for reelection or election at the 2016 and 2017 annual meetings of stockholders, respectively.

Each of the nominees for election to Class I is currently a director of the Company.  If elected at the Annual Meeting, each of the nominees for election to Class I would serve until the third annual meeting of stockholders following this Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board of Directors.

Mr. Avida has been a member of our Board of Directors since 2007, and provides a valuable perspective to the Board through his historical knowledge of the Company and years of experience in working with innovative companies in the United States and Israel.  Mr. Cheifetz has been a member of our Board of Directors since 2010, and brings to our Board historical knowledge of the Company and extensive experience working with technology companies. Mr. Inbar has been a member of our Board of Directors since 2010, bringing experience as a venture capital partner specializing in early stage companies in the fields of software, communications, semiconductors, internet, media, and consumer electronics, and also has significant experience serving on public company boards.

The names of the nominees for reelection as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of January 15, 2016, are included below.

Name	Class	Age	Position	Elected Director (Calendar Year)	Current Term Expires (Fiscal Year)	Expiration of Term for which Nominated (Fiscal Year)
Director Nominees
Dan Avida (1)(3)	I	52	Director	2007	2016	2019
Yoni Cheifetz (3)	I	55	Director	2010	2016	2019
Doron Inbar (1)(2)	III	66	Director	2015	2016	2019
Continuing Directors
Guy Sella	III	51	Chief Executive Officer and Chairman of the Board	2006	2018
Marcel Gani (1)(2)	II	63	Director	2015	2017
Avery More (1)(3)	III	61	Director	2006	2018
Tal Payne (2)	II	44	Director	2015	2017

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Nominees for Reelection as Class I Directors

Dan Avida has served as a member of our Board of Directors since 2007. Mr. Avida is a partner at Opus Capital. Before joining Opus Capital in 2005, Mr. Avida served for four years as president and chief executive officer at Decru Inc., a pioneering storage security company that Mr. Avida co-founded in 2001. Between 1989 and 1999 Mr. Avida was employed by Electronics for Imaging, Inc. (Nasdaq:EFII), where he held a number of positions and ultimately served as chairman and chief executive officer. Prior to Electronics for Imaging, Mr. Avida served as an officer in the Israel Defense Forces. Mr. Avida holds a B.Sc. in Computer Engineering (summa cum laude) from the Technion, the Israel Institute of Technology. Mr. Avida’s historical knowledge of the Company and years of experience in working with innovative companies in the United States and Israel provide a valuable perspective to the Board of Directors.

Yoni Cheifetz has served as a member of our Board of Directors since 2010. Since 2006, Mr. Cheifetz has served as a Partner at Lightspeed Venture Partners, where he focuses on investment activity in Israel in areas of interest, including the Internet, general media, mobile communications, software, semiconductors and cleantech. Prior to joining Lightspeed Venture Partners, Mr. Cheifetz was a partner with Star Ventures from 2003 to 2006. Before joining Star Ventures, Mr. Cheifetz worked for several privately held software companies. Mr. Cheifetz holds a B.Sc. in Applied Mathematics from Tel Aviv University and an M.Sc. in Applied Mathematics and Computer Science from the Weizmann Institute of Science. Mr. Cheifetz’s historical knowledge of the Company and extensive experience in working with technology companies qualify him to serve as a member of our Board of Directors.

Doron Inbar has served as a member of our Board since October 2010. Mr. Inbar has been a Venture Partner at Carmel Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics since 2006. Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and its Chief Executive Officer from February 2000 to December 2005. Mr. Inbar serves on the board of directors of Xura, Inc. (NASDAQ: MESG), a company that offers a portfolio of digital services solutions that enable global communications across a variety of mobile devices and platforms. Mr. Inbar also serves on the audit committee and corporate governance and nominating committees of Xura, Inc. Mr. Inbar also serves as Chairman of the Board of Archimedes Global Ltd., a company that  invests and seeks out investments in health insurance businesses in developing markets, on the board of directors of Maccabi dent Ltd., the largest chain of dental service clinics in Israel, on the board of directors of Middle East Tube Company Ltd (Tzinorot), a manufacturer of pipelines and water transport systems, and on the board of directors of Degania Silicone Ltd., a designer and vendor of medical devices. Previously, Mr. Inbar served as a director at the board of Alvarion Ltd ,a wi fi ,Wimax designer and manufacturer, Chairman of the Board of C-nario Ltd., a global provider of digital signage software solutions, Chairman of the Board of Followap Inc., which was sold to Neustar, Inc. in November 2006, and Chairman of the Board of Enure Networks Ltd. Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel.

Continuing Directors

Guy Sella is a co-founder of SolarEdge and has served as Chairman of the Board of Directors and Chief Executive Officer since 2006. Prior to founding SolarEdge, Mr. Sella was a partner at Star Ventures, a leading venture capital firm, where he led investments in several startups, including AeroScout, Inc. (acquired by Stanley Black & Decker, Inc.) and Vidyo, Inc. Previously, Mr. Sella acted as the director of technology for the Israeli National Security Council and as the secretary for the National Committee for Cyber Protection. Mr. Sella also served as the head of the Electronics Research Department, one of Israel’s national labs, which is tasked with developing innovative and complex systems. Mr. Sella holds a B.S. in Engineering from the Technion, Israel’s Institute of Technology in Haifa. Mr. Sella brings to our Board of Directors demonstrated senior leadership skills, expertise from years of experience in electronics industries, and historical knowledge of our Company from the time of its founding.

Marcel Gani has served as a member of our Board of Directors since 2015. Since 2009, Mr. Gani has served as an independent consultant to various start-up companies, and between November 2009 and June 2010 acted as chief executive officer for a private company. From 2005 to 2009, Mr. Gani lectured at Santa Clara University, where he taught classes on accounting and finance. In 1997, Mr. Gani joined Juniper Networks, Inc. where he served as chief financial officer and executive vice president from December 1997 to December 2004, and as chief of staff from January 2005 to March 2006. Prior to joining Juniper, Mr. Gani served as chief financial officer at various companies, including NVIDIA Corporation, Grand Junction Networks, Primary Access Corporation and Next Computers. Mr. Gani served as corporate controller at Cypress Semiconductor from 1991 to 1992. Prior to joining Cypress Semiconductor, Mr. Gani worked at Intel Corporation from 1978 to 1991. Mr. Gani holds a B.A. in Applied Mathematics from Ecole Polytechnique Federal and an M.B.A. from University of Michigan, Ann Arbor. Mr. Gani currently serves on the board of directors of Infinera, where he is a member of the audit committee and the corporate governance and nominating committee. Mr. Gani brings valuable financial and business experience to our Board through his years of experience as a chief financial officer with public companies and experience as a director of other public companies.

Avery More has served as a member of our Board of Directors since 2006. Mr. More was the sole seed investor in the Company through his fund, ORR Partners I, L.P., and has participated in all successive rounds. Mr. More joined Menlo Ventures in 2013 as a venture partner, and focuses on investments in technology companies. Prior to joining Menlo Ventures, Mr. More was the president and chief executive officer of CompuCom Systems Inc. from 1989 to 1993. Mr. More currently serves on the board of directors of Vidyo, Inc., QualiSystems Ltd., Takipi BuzzStream and Intendu Ltd. Mr. More has specific attributes that qualify him to serve as a member of our Board of Directors, including his historical knowledge of the Company and his experience as a director of other private and public technology companies.

Tal Payne has served as a member of our Board of Directors since 2015. Ms. Payne has served as chief financial officer at Check Point Software Technologies Ltd. since 2008. Prior to joining Check Point in 2008, Ms. Payne was chief financial officer at Gilat Satellite Networks, Ltd., where she was responsible for strategic planning, development and leadership of the finance organization and held the role of vice president of finance for over five years. Before joining Gilat, Ms. Payne was employed at PricewaterhouseCoopers, from 1994 to 1999. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A., both from Tel Aviv University. Ms. Payne is also a certified public accountant. Ms. Payne brings valuable financial and business experience to our Board through her years of experience as a chief financial officer with publicly traded companies.

The Board of Directors recommends a vote FOR the election of each of the three nominated directors.

Directors and Corporate Governance

Board Composition

Our Board of Directors currently consists of seven members.

In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Our directors are divided among the three classes as follows:

•	Class I directors are Yoni Cheifetz, Dan Avida and Doron Inbar, whose terms expire at this Annual Meeting;

•	Class II directors are Tal Payne and Marcel Gani, whose terms will expire at the next annual meeting of stockholders; and

•	Class III directors are Guy Sella and Avery More, whose terms will expire at the second annual meeting of stockholders following this Annual Meeting.

Directors for a particular class will be elected for terms expiring at the third annual meeting of stockholders following their election. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Board Independence

Under the listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence. The Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees are subject to additional, heightened independence criteria applicable to directors serving on these committees. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our nominating and corporate governance committee, that each of Messrs. Avida, Cheifetz, Gani, Inbar and More and Ms. Payne is “independent” under Nasdaq rules. The Board of Directors did not make an affirmative determination regarding the independence of Chester A. Farris, Gary Gannot, Roni Hefetz, Dror Nahumi, Yoram Oron or Bill Hallisey, each of whose service on the Board of Directors concluded prior to our initial public offering. In making the independence determinations, our Board of Directors assessed the current and prior relationships that each non-employee director has with us and all other relevant facts and circumstances, including the beneficial ownership of our capital stock by each non-employee director and affiliated persons and entities. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships or the amounts involved, the director had no relationships with the Company or our management that, in the judgment of the Board, would impair the director’s independence.

Leadership Structure

Guy Sella serves as Chief Executive Officer and Chairman of the Board. Our Board of Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Sella’s demonstrated senior leadership skills, expertise from years of experience in electronics industries, and his experience and familiarity with our business as Chief Executive Officer. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our Company, while Mr. Sella brings company-specific experience and expertise. The Board of Directors believes that Mr. Sella’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.  The Board does not currently have a lead independent director or a standing presiding director, although the independent directors of the Board may designate a director to lead the meetings of the independent directors, as appropriate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled meeting of the Board.

Principles of Corporate Governance

Our Principles of Corporate Governance are available under “Corporate Governance” on our website at http://investors.solaredge.com.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our officers and employees, including our Chief Executive Officer and Chief Financial Officer and those officers and employees responsible for financial reporting. We have also adopted a code of business conduct and ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at http://investors.solaredge.com. We intend to disclose future amendments to our codes of business conduct and ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver.

Board Meetings

During fiscal 2015, the Board of Directors held 13 meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period such director served and 75% of the total number of meetings held by any of the committees of the Board of Directors on which such director served during such period.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including material acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on the adequacy and effectiveness of the Company’s internal controls. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to its officers and other employees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Board of Directors has established an audit committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The audit committee’s responsibilities include, but are not limited to:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our outside auditor;
•	at least annually, reviewing the independence of our outside auditor;
•	reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements;

•	approving in advance all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•
meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;

•	receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;
•	establishing and overseeing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters;
•	establishing and periodically reviewing policies and procedures for the review, approval and ratification of related person transactions; and
•	overseeing the preparation of the report of the audit committee that SEC rules require to be included in our annual proxy statement.

 Our audit committee, which met 5 times in fiscal 2015, consists of Marcel Gani, Tal Payne and Doron Inbar, with Marcel Gani serving as chairman. The composition of our Audit Committee complies with all applicable requirements of the SEC and the listing requirements of NASDAQ. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under NASDAQ rules and SEC rules. Our Board of Directors has determined that Marcel Gani and Tal Payne each qualify as an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq Global Select Market rules and regulations.

Compensation Committee

Our Board of Directors has established a compensation committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The compensation committee’s responsibilities include, but are not limited to:

•	overseeing our overall compensation philosophy, policies and programs;
•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the  Chief Executive Officer’s performance in light of those goals and objectives, approving grants of equity awards to the Chief Executive Officer and recommending to the independent directors the Chief Executive Officer’s compensation level based on this evaluation;

•	overseeing the evaluation of other executive officers and approving equity awards to these officers, and setting their compensation based upon the recommendation of the Chief Executive Officer;
•	reviewing and approving the design of other benefit plans pertaining to executive officers;
•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
•	overseeing preparation of the report of the compensation committee to the extent required by SEC rules to be included in our annual meeting proxy statement.

Our compensation committee, which met twice in fiscal 2015, consists of Avery More, Marcel Gani, Dan Avida and Doron Inbar, with Avery More serving as chairman. The composition of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC and the Nasdaq Global Select Market. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is, or was in fiscal 2015, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which operates under a written charter that is available on our website at http://investors.solaredge.com and that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq. The nominating and corporate governance committee’s responsibilities include, but are not limited to:

•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
•	assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;
•	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles;
•	establishing procedures for the consideration of Board candidates recommended by the Company’s stockholders;
•	recommending to the Board candidates to be elected by the Board to fill vacancies and newly created directorships and candidates for election or reelection at each annual stockholders’ meeting;
•	periodically reviewing the Board’s leadership structure, size, composition and functioning;
•	overseeing succession planning for positions held by executive offices;
•	overseeing the evaluation of the Board and its committees; and
•	annually reviewing the compensation of directors for service on the Board and its committees and recommend changes in compensation to the Board as appropriate.

Our nominating and corporate governance committee, which did not meet during the fiscal 2015, consists of Avery More, Yoni Cheifetz and Dan Avida, with Avery More serving as chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the applicable rules of the Nasdaq Global Select Market.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The nominating and corporate governance committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the nominating and corporate governance committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary at1 Hamada Street Herziliya Pituach, Israel, 4673335.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Director Qualifications

The nominating and corporate governance committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;
•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;
•	commitment to understand the Company and its business, industry and strategic objectives;
•	integrity and adherence to high personal ethics and values, consistent with our Code of Business Conduct and Ethics;
•	commitment to enhancing stockholder value;
•	willingness to act in the interest of all stockholders; and
•	for non-employee directors, independence under Nasdaq listing standards and other applicable rules and regulations.

Other requirements, such as industry experience or experience in a particular business discipline, that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board of Directors and its committees may be considered. The Company values diversity on a company-wide basis and seeks to achieve a diversity of occupational and personal backgrounds on the Board of Directors, but has not adopted a specific policy regarding Board diversity. The nominating and corporate governance committee consults with other members of the Board and management in identifying and evaluating candidates for director.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Kost Forer Gabbay & Kasierer, a member of EY Global, or Ernst & Young, to be the Company’s independent registered public accounting firm for the year ending June 30, 2016, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young has been engaged as our independent registered public accounting firm since 2006. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2016 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Ernst & Young to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our financial statements for fiscal 2015 and 2014 and the aggregate fees for other services rendered by Ernst & Young billed in those periods:

	2015	2014
	(in thousands)
Audit fees(1)	$890	$115
Audit Related fees(2)	22	28
Tax fees(3)	80	23
Total audit and related fees	$992	$166

(1)
Represents professional services rendered for the audits of our annual consolidated financial statements, the reviews of our quarterly consolidated financial statements, the filing of our Form S-1 and fees related to our initial public offering.

(2)	Represents accounting consultations regarding financial accounting and reporting standards.
(3)	Represents professional services rendered for tax compliance, tax advice, tax planning and review our Israeli tax returns.

In connection with our initial public offering, the Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services which Ernst & Young provides. The policy balances the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the audit committee. Certain services may also be pre-approved by the Chairman of the audit committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

All of the services of Ernst & Young for fiscal 2015 and 2014 described above were pre-approved by the audit committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of KOST FORER GABBAY & KASIERER, A MEMBER OF EY GLOBAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2015, for:

•	each person known to us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each member of our Board of Directors and director nominees;

•	each of our named executive officers; and

•	the members of our Board of Directors and our executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership in the following table is based on 40,092,668 shares of common stock outstanding as of December 31, 2015, unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of December 31, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SolarEdge Technologies, Inc., 1 HaMada Street, Herziliya Pituach 4673335, Israel.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
5% Stockholders:

Affiliates of Opus Capital Venture Partners V, L.P.(1)	4,549,944	11.35%
Genesis Partners III L.P.(2)	4,161,799	10.38%
Affiliates of Pacven Walden Ventures VI, L.P.(3)	2,438,656	6.08%

Directors and Named Executive Officers:
Guy Sella(4)	842,754	2.10%
Ronen Faier(5)	268,088	*
Zvi Lando(6)	318,088	*
Dan Avida(7)	4,549,944	11.35%
Yoni Cheifetz(8)	1,180,650	2.94%
Marcel Gani	-	-
Doron Inbar(9)	223,333	*
Avery More(10)	1,245,948	3.11%
Tal Payne	-	-
All directors and executive officers as a group (16 individuals)(11)	10,630,617	26.52%

*	Represents beneficial ownership of less than 1%.
(1)
Opus Capital Venture Partners V, L.P.’s investment committee consists of Carl Showalter, Dan Avida, Gill Cogan and Joseph Cutts. Each of these individuals has shared voting and investment power over the shares held by Opus Capital Venture Partners, L.P. The principal business address of each of the Opus Capital Venture Partners Funds is 2730 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(2)
The investment committee of Genesis Partners III L.P.’s general partner, Genesis Partners III Management Ltd., consists of Eddy Shalev, Dr. Eyal Kishon, Gary Gannot, Jonathan Saacks and Hadar Kiriati. Each of these individuals has shared voting and investment power over the shares held by Genesis Partners III L.P. The principal business address of Genesis Partners III L.P. is 11B Hamenofim St., Hertzilia Pituach POB 12866 Israel 46733.

(3)
Consists of 2,254,020 shares held by Pacven Walden Ventures VI, L.P., 175,538 shares held by Pacven Walden Ventures Parallel VI, L.P. and 9,098 shares held by Pacven Walden Management VI Co. Ltd. (together with Pacven Walden Ventures VI, L.P. and Pacven Walden Ventures Parallel VI, L.P., the “Pacven Walden Funds”). The general partner of Pacven Walden Ventures VI, L.P. (“Pacven VI”) and Pacven Walden Ventures VI Parallel VI, L.P. (“Pacven VI Parallel”) is Pacven Walden Management VI Co. Ltd., which is affiliated with Walden International, a venture capital firm. Mr. Lip-Bu Tan is the sole director and a member of the investment committee of Pacven Walden Management VI Co., Ltd. and shares voting and investment power with respect to the shares held by Pacven VI and Pacven VI Parallel with other members of the investment committee, i.e., Andrew Kau, and Brian Chiang. The business address of Pacven VI, Pacven VI Parallel and Walden International is One California Street 28th Floor, San Francisco, California 94111.

(4)	Consists of 435,208 shares of common stock owned of record by Mr. Sella and 407,546 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2015.
(5)	Consists of 750 shares of common stock owned of record by Mr. Faier and 267,338 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2015.
(6)	Consists of 750 shares of common stock owned of record by Mr. Lando and 317,338 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2015.
(7)	Consists solely of shares described in Note (1) above.
(8)
Consists solely of shares held by Lightspeed Ultimate General Partner VIII, Ltd., which is the general partner for Lightspeed General Partner VIII, L.P. As such, Lightspeed Ultimate General Partner VIII, Ltd. possesses the power to direct the voting and disposition of the shares owned by Lightspeed Venture Partners VIII, L.P. and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed Venture Partners VIII, L.P. Christopher J. Schaepe, Barry Eggers, Ravi Mhatre and Peter Nieh are the directors of Lightspeed Ultimate General Partner VIII, Ltd. and possess power to direct the voting and disposition of the shares owned by Lightspeed Venture Partners VIII, L.P. and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed Venture Partners VIII, L.P. The address for Lightspeed Ultimate General Partner VIII, Ltd. is 2200 Sand Hill Road, Menlo Park, California 94025.

(9)	Consists of 223,333 shares of common stock issuable upon exercise of options exercisable within 60 days of June 30, 2015.
(10)
Consists of 857,351 shares held by ORR Partners I, L.P., 122,349 shares held by ORR Partners I-S, L.P., and 124,678 shares held by ORR Partners I-S III, L.P. (together with ORR Partners I, L.P. and ORR Partners I-S, L.P., the “ORR Partners Funds”). Avery More is the general partner of the ORR Partners Funds who beneficially owns 141,570 shares, and has voting and investment power with respect to the shares held by the ORR Partners Funds. The principal business address of each of the ORR Partners Funds is 5930 Royal Lane, Suite E-120, Dallas, TX 75230.

(11)	Consists of 8,558,058 shares of common stock and 2,072,559 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2015.

COMPENSATION COMMITTEE REPORT

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report on Form 10-K into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the below Executive Compensation Table Narrative with management and its independent consultant and, based on the review and discussions, recommended to our board that this Executive Compensation Table Narrative be included in this Proxy Statement.

The Compensation Committee, Avery More, Chairman Dan Avida Marcel Gani Doron Inbar

EXECUTIVE COMPENSATION

Our named executive officers, or NEOs, for fiscal 2015, which consist of our principal executive officer and the next two most highly-compensated executives, are:

•	Guy Sella, our Chief Executive Officer and Chairman of the Board;
•	Ronen Faier, our Chief Financial Officer; and
•	Zvi Lando, our Vice President, Global Sales.

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies pursuant to the JOBS Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. The table below sets forth the annual compensation for services rendered during fiscal 2014 and 2015 by our principal executive officer and the two most highly compensated executive officers other than our principal executive officer, also referred to as our named executive officers, or NEOs.

Fiscal 2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Option Awards ($)(4)	Nonequity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(1)		Total ($)
Guy Sella	2015	298,114	417,156	(3)(5)	4,650,956	—	46,749	(6)	5,413,975
Chief Executive Officer and Chairman of the Board	2014	273,746	218,150	(2)	—	—	43,732	(7)	535,628

Ronen Faier	2015	180,319	152,453	(3)(5)	154,399	—	28,720	(8)	515,891
Chief Financial Officer	2014	188,201	63,991	(2)	—	—	29,850	(9)	282,042

Zvi Lando	2015	190,260	71,815	(5)	154,399	—	31,688	(10)	448,162
Vice President, Global Sales	2014	178,223	79,544	(2)	—	—	26,588	(11)	284,355

(1)
We paid the amounts reported for each named executive officer in New Israeli Shekels. We have translated amounts paid in New Israeli Shekels into U.S. dollars at the foreign exchange rate published by the Bank of Israel as of the date of payment.

(2)	Represents discretionary bonuses paid to Mr. Sella, Mr. Faier and Mr. Lando in respect of the Company’s performance in fiscal 2014.
(3)	Represents one time bonuses to Mr. Sella and Mr. Faier in connection with the completion of our initial public offering of $243,808 and $92,879, respectively.
(4)
The amounts in this column represent the aggregate grant date fair value of the option awards granted to our NEOs in fiscal 2015, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of these option awards in Note 2u to the audited consolidated financial statements included our Annual Report on Form 10-K for the year ended June 30, 2015. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.

(5)
Represents the cash bonuses earned in respect of the Company’s performance in calendar year 2014, which included the first six months of fiscal 2015 and were paid during fiscal 2015. These bonuses are not related to bonuses in connection with our initial public offering.

(6)	Includes a $24,833 contribution by the Company to Mr. Sella’s severance fund and $21,916 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(7)	Includes a $22,812 contribution by the Company to Mr. Sella’s severance fund and $20,920 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(8)	Includes a $15,021 contribution by the Company to Mr. Faier’s severance fund and $13,699 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(9)	Includes a $15,683 contribution by the Company to Mr. Faier’s severance fund and $14,167 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(10)	Includes a $15,849 contribution by the Company to Mr. Lando’s severance fund and $15,839 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.
(11)	Includes a $14,852 contribution by the Company to Mr. Lando’s severance fund and $11,736 in aggregate Company contributions to pension and Israeli recreational funds and a recuperation allowance.

Outstanding Equity Awards at June 30, 2015

The following table provides information regarding outstanding equity awards held by each of our NEOs as of June 30, 2015, including the applicable vesting dates.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Guy Sella	73,333	—		$1.50	July 1, 2019	—	—
	65,486	11,181	(1)	$2.46	January 26, 2022	—	—
	11,111	55,555	(2)	$5.01	October 29, 2024	—	—
	97,157	680,096	(3)	$5.01	December 22, 2024	—	—
Ronen Faier	200,000	—		$2.01	January 25, 2021	—	—
	78,298	13,368	(4)	$2.46	January 26, 2022	—	—
	11,111	55,556	(5)	$5.01	October 29, 2024	—	—
Zvi Lando	160,000	—		$1.50	May 28, 2019	—	—
	54,889	8,444	(6)	$2.01	January 25, 2021	—	—
	58,368	9,965	(7)	$2.46	January 26, 2022	—	—
	11,111	55,556	(8)	$5.01	October 29, 2024	—	—

(1)	The shares subject to the stock option vest over a four-year period commencing January 31, 2012, with 1/48 of the shares vesting monthly thereafter.

(2)	The shares subject to the stock option vest over a four-year period commencing October 31, 2014, with 1/48 of the shares vesting monthly thereafter.
(3)	The shares subject to the stock option vest over a four-year period commencing December 31, 2014, with 1/48 of the shares vesting monthly thereafter.
(4)	The shares subject to the stock option vest over a four-year period commencing January 31, 2012, with 1/48 of the shares vesting monthly thereafter.
(5)	The shares subject to the stock option vest over a four-year period commencing October 31, 2014, with 1/48 of the shares vesting monthly thereafter.
(6)	The shares subject to the stock option vest over a five-year period commencing February 1, 2011, with 1/60 of the shares vesting monthly thereafter.
(7)	The shares subject to the stock option vest over a four-year period commencing January 31, 2012, with 1/48 of the shares vesting monthly thereafter.
(8)	The shares subject to the stock option vest over a four-year period commencing October 31, 2014, with 1/48 of the shares vesting monthly thereafter.

Executive Compensation Table Narrative

Employment Agreements

During fiscal 2015, we or SolarEdge Technologies, Ltd., our Israeli subsidiary were party to the following employment agreements:  (1) an employment agreement with Mr. Sella, effective as of September 1, 2007, pursuant to which he serves as our (and SolarEdge Technologies Ltd.’s) Chief Executive Officer and Chairman of the Board, (2) an employment agreement with Mr. Faier, effective as of December 1, 2010, pursuant to which he serves as SolarEdge Technologies Ltd.’s Chief Financial Officer, and (3) an employment agreement with Mr. Lando effective as of May 17, 2009, pursuant to which he serves as SolarEdge Technologies Ltd.’s Global Vice President of Sales. Each of these employment agreements provides for employment of the NEO on an “at-will” basis. In all cases, either party may terminate the agreement by providing 60 days prior written notice; provided, however, that we may terminate the agreements immediately and without prior notice and make a payment in lieu of advance notice, in accordance with applicable law. In addition, we may also terminate the agreements immediately upon written notice in the event of “cause” (as defined therein) which may include a conviction of a crime of moral turpitude, a material breach of fiduciary duties towards the Company or its parent company, engagement in competing activities, or a material breach of confidentiality and non-disclosure obligations towards the Company or its parent company; a material breach of the employment agreement or other circumstances under which severance pay may be denied from such employee under the applicable Israeli law.

The agreements provide for a base salary, vacation, sick leave, payments to a pension and severance fund as well as an Israeli recreational fund and recuperation pay in accordance with Israeli law. Pursuant to the agreements, we have effected a manager’s insurance policy for each NEO pursuant to which we make contributions on behalf of each NEO as well as the required statutory deductions from salary and any other amounts payable under the agreements on behalf of each NEO to the relevant authorities in accordance with Israeli law. In the case of Mr. Sella, we contribute 8.33% of his base salary toward the policy for the severance pay component, 5% for the savings and risk component, 7.5% for the Israeli recreational fund component, up to $3,800 per year, and up to 2.5% for disability insurance. In the case of Mr. Faier, we contribute 8.33% of his base salary toward the policy for the severance pay component, 5% in the case of an insurance policy (or 6% in the case of a pension fund, with such amount to be allocated to a provident fund or pension plan) and 7.5% for the Israeli recreational fund component, up to $3,800 per year. In the event that Mr. Faier chooses to allocate payments to an insurance policy (and not a pension fund), we will contribute up to 2.5% of his salary toward disability insurance. In the case of Mr. Lando, we contribute 8.33% of his base salary toward the policy for the severance pay component and 5% to a provident fund, insurance policy or pension plan and 7.5% for the Israeli recreational fund component, up to $3,800 per year. We will also contribute up to 2.5% of his base salary for disability insurance provided that such insurance is available. In all cases we deduct 5% of each NEO’s base salary to be paid on behalf of the NEO toward the policy (or 5.5%, in the case of Mr. Faier in the event he chooses to allocate his payments to a pension plan).

Incentive Compensation

For calendar year 2015, each NEO is eligible to receive an annual incentive compensation payment based on achievement of pre-established performance goals. For Mr. Sella, the performance goals are 100% weighted based upon company-related financial and performance goals, including 66% financial achievement, 14% operations, 10% strategy and 10% scalability. For Messrs. Faier and Lando, the performance goals are weighted based upon 50% company-related financial and performance goals and 50% individual performance.

For calendar year 2014, each NEO received a discretionary annual bonus based on the compensation committee’s evaluation of company and individual performance.  These bonuses were paid during fiscal 2015 and are disclosed in the Fiscal 2015 Summary Compensation Table as part of each NEO’s fiscal 2015 compensation.  With respect to Mr. Sella, the compensation committee considered financial performance of the Company, including revenue and profitability goals, operations goals, building scalability and strategy.  With respect to Mr. Faier, the compensation committee considered his management and execution of a business plan to meet financial targets (including top line, bottom lines and cash plan), contributions in connection with the preparation of our initial public offering and financial infrastructure building and assistance in logistic infrastructure building of FedEx MA hub and US 3PL.  For Mr. Lando, the compensation committee considered increased customer satisfaction levels, substantially exceeding the July extended business plan, his recruitment of a regional management team for the European Union and decreased support expenses from revenue.

Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control

Severance

Pursuant to the terms of the employment agreements with the NEOs, as well as in accordance with Israeli law, upon a termination of the NEO’s employment, each NEO is entitled to the payments we have made on behalf of each NEO to the Manager’s Insurance Policy.

Equity Acceleration

Pursuant to the terms of his employment agreement, if Mr. Sella is terminated without “cause” (as defined in his agreement and described above) after the occurrence of a “Change of Control” (as defined in his agreement and described below), he will be entitled to full acceleration of any unvested shares of restricted stock or stock options held by him at the time of such termination. Pursuant to the terms of their respective employment agreements, if Mr. Faier or Mr. Lando terminates his employment due to “Justifiable Reason” (as defined therein and described below) or SolarEdge Technologies Ltd. terminates Mr. Faier’s or Mr. Lando’s employment within twelve months of the date of a “Transaction” (as defined therein and described below), then all outstanding and unvested stock options will become fully vested and exercisable as of the date of such termination.

In each of the agreements described above, a “Change of Control” generally means a loss of control, via corporate transaction, sale or other disposition, of more than 50% of the voting power of the Company’s stock, or the sale, transfer or other disposition of all or substantially all of the Company’s assets and “Justifiable Reason” generally means any of the following:  (a) certain material changes in the salary and/or benefits set forth in the applicable employment agreement; (b) a demand that the employee relocate; or (c) any material demotion in title, position, management duties, or responsibilities.

Pursuant to the terms of a Restricted Stock Agreement entered into with Mr. Sella as of December 11, 2007, in the event that he is terminated for “cause” (as defined in our 2007 Global Incentive Plan and described below), all stock acquired pursuant to such agreement, which is now fully vested, will be subject to repurchase by us at the lower of the stock’s fair market value or the price paid by Mr. Sella.  Mr. Sella paid the par value for the stock at the time of purchase, which was $0.0001 per share.  The definition of “cause” generally means any of the following: (1) conviction of any felony involving moral turpitude or affecting us or our affiliates; (2) embezzlement of our funds or those of our affiliates; (iii) any breach of Mr. Sella’s fiduciary duties or duties of care to us or our affiliates; and (4) any intentional misconduct reasonably determined by our Board of Directors to be materially detrimental to the Company or its affiliates.

Furthermore, in the event of a “Transaction” (as defined in our 2007 Global Incentive Plan (the “2007 Plan”) and described below), all outstanding equity held by each NEO will accelerate to the extent such awards are not assumed or substituted by a successor corporation in connection with such transaction.  A “Transaction” as defined in our 2007 Global Incentive Plan generally means a corporate event after which the beneficial owners of 50% of the Company’s outstanding voting securities immediately prior to such Transaction do not own at least 50% of the outstanding voting securities of the successor company that results from such Transaction, or a sale of all or substantially all of the assets or stock of the Company to another entity.

Role of the Compensation Consultant

The compensation committee retained Fredrick W Cook & Co. in May, 2015 to provide the compensation committee with guidance and services relating to executive pay going forward and executive compensation benchmarking. FW Cook provided the compensation committee information regarding its independence as an advisor, and the compensation committee took that information into account in concluding that no conflict exists. In fiscal 2015, FW Cook advised the compensation committee on specific matters relating to the salary, bonus and equity portions of the executive management compensation.

DIRECTOR COMPENSATION

Each of our non-employee directors is eligible to receive compensation for his or her service on our Board of Directors consisting of annual cash retainers and equity awards. Specifically, our non-employee directors are entitled to receive the following annual retainers for their service on our Board of Directors and as chairs or members of our committees, which are paid in four equal quarterly installments in arrears and are prorated for any partial year of service on our Board of Directors. Directors serving as chairs of committees do not receive additional compensation for serving as general members of the committees they chair.

Position	Retainer ($)
Board Member	30,000
Audit Committee Chair	20,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	10,000
Audit Committee Member	5,000
Compensation Committee Member	5,000
Nominating and Corporate Governance Committee Member	5,000

The equity awards for our non-employee directors consist of (i) an initial equity award in the form of restricted stock units, granted upon the individual’s initial appointment to our Board of Directors, with a grant date value of $150,000, and (ii) an annual equity award in the form of restricted stock units with a grant date value of $100,000, subject to proration for directors whose commencement of Board service is in the midst of a particular year. The initial restricted stock unit awards vest in equal annual installments over three years and annual restricted stock unit awards vest in full after one year (or the balance of the year in which the award is granted, in the case of pro-rated annual awards), subject in each case to continued Board service through the applicable vesting date.

Our directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our by-laws. Our Board of Directors may revise the compensation arrangements for our directors from time to time.

The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended June 30, 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dan Avida (3)	10,000	250,000	—	—	—	—	260,000
Yoni Cheifetz (3)	8,750	250,000	—	—	—	—	258,750
Marcel Gani (3)	13,750	250,000	—	—	—	—	263,750
Doron Inbar (3)	8,750	250,000	—	—	—	—	258,750
Avery More (3)	12,500	250,000	—	—	—	—	262,500
Tal Payne (3)	8,750	250,000	—	—	—	—	258,750
Chester A. Farris (4)	—	—	—	—	—	—	—
Gary Gannot (4)	—	—	—	—	—	—	—
Roni Hefetz (4)	—	—	—	—	—	—	—
Dror Nahumi (4)	—	—	—	—	—	—	—
Yoram Oron (4)	—	—	—	—	—	—	—
Bill Hallisey (4)	—	—	—	—	—	—	—

(1)	Amounts in this column reflect the amount of pro-rated annual retainers for Board and committee service, as detailed above. See “Director Compensation”.
(2)
This column represents the aggregate grant date fair value of restricted stock units granted to the directors in fiscal 2015, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, please see Notes 2u and 13e to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2015.

(3)	As of June 30, 2015, each of these directors held 11,240 restricted stock units.
(4)	Served as a director prior to our initial public offering and received no compensation for such service.

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of each transaction since July 1, 2014 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “— Executive Compensation” and “— Director Compensation” above.

Private Placement Financings

The following table summarizes purchases of our convertible preferred stock since July 1, 2014 by holders of more than 5% of our capital stock and their affiliated entities.

Name	Shares of Series D Convertible Preferred Stock	Aggregate Purchase Price of Series D Convertible Preferred Stock ($)	Shares of Series D-1 Convertible Preferred Stock	Aggregate Purchase Price of Series D-1 Convertible Preferred Stock ($)	Shares of Series D-2 Convertible Preferred Stock	Aggregate Purchase Price of Series D-2 Convertible Preferred Stock ($)	Shares of Series D-3 Convertible Preferred Stock	Aggregate Purchase Price of Series D-3 Convertible Preferred Stock ($)	Shares of Series E Convertible Preferred Stock	Aggregate Purchase Price of Series E Convertible Preferred Stock ($)
Affiliates of ORR Partners I, L.P.(1)	64,963	150,000	103,140	238,150	123,768	285,780	206,845	477,605	—	—
Opus Capital Venture Partners, L.P.	1,444,123	3,334,480	390,776	902,301	468,989	1,082,895	783,792	1,809,776	—	—
Genesis Partners III L.P.	1,444,112	3,334,455	390,873	902,525	468,989	1,082,895	783,792	1,809,776	—	—
Affiliates of Pacven Walden Ventures VI, L.P.	1,443,902	3,333,970	390,765	902,276	468,919	1,082,734	783,674	1,809,503	—	—
Affiliates of Vertex III (C.I.) Fund L.P.(1)	585,672	1,352,317	158,502	365,981	190,202	439,176	317,870	733,962	—	—
Affiliates of Lightspeed Ventures Partners VII, LP	1,136,471	2,624,112	307,565	710,167	369,078	852,201	616,817	1,424,230	—	—
Affiliates of NWC SolarEdge Holdings, LLC	—	—	—	—	—	—	—	—	5,928,169	$15,900,001
Affiliates of Norwest Venture Partners XI, L.P.	8,661,758	20,000,000	281,956	651,036	338,347	781,242	565,458	1,305,643	—	—

(1)	These holders held more than 5% of our capital stock at the time of the relevant financing but held less than 5% of our capital stock on June 30, 2015.

Material Rights of Preferred Stock

The following is a brief description of the material rights of each series of our preferred stock issued to holders of more than 5% of our capital stock and their affiliated entities. All outstanding shares of our preferred stock converted into shares of our common stock immediately prior to the closing of our initial public offering.

Dividends.  The holders of Series E, D-3, D-2, D-1, D, C, B and A convertible preferred stock were entitled to receive dividends, if, when and as declared by the Board of Directors, in an amount per share equal to the following (in order of right of payment):

Dividend per share
Series E	0.21457
Series D-3	0.184721
Series D-2	0.184721
Series D-1	0.184721
Series D	0.184721
Series C	0.12500
Series B	0.09808
Series A	0.05913

No dividends were declared on the Series E, D-3, D-2, D-1, D, C, B and A convertible preferred stock.

Conversion.  The Series E, D-3, D-2, D-1, D, C, B and A convertible preferred stock automatically converted into common stock immediately prior to the closing of our initial public offering. Each three shares of Series E, D-3, D-2, D-1, D, C, B and A convertible preferred stock converted into one share of common stock, subject to adjustment for certain subsequent issuances.

Liquidation rights.  In the event of any liquidation, dissolution or winding-up, the Company was required to distribute to the holders of preferred stock, in descending order of priority and prior to any payments to any of the holders of any other classes of stock, a per share amount equal to $2.68211 for Series E convertible preferred stock, $2.309 for Series D-3, D-2, D-1 and D convertible preferred stock, $1.564 for Series C convertible preferred stock, $1.226 for Series B convertible preferred stock and $0.73913 for Series A convertible preferred stock, plus interest accruing annually on a compounded basis at the rate of 5% on such respective amount from the date of issuance (except in the case of Series A), plus all declared but unpaid dividends on each such share of convertible preferred stock then held by the holder, less any dividends actually paid on such share.

Voting rights.  Each holder of shares of preferred convertible stock was entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred convertible stock could be converted and had voting rights and powers equal to the voting rights and powers of the common stock and was entitled to notice of any stockholders meeting. Each holder of common stock is entitled to one vote for each share of common stock held.

Protective Provisions.  We could not, without the consent of a majority of the then outstanding convertible preferred stock voting together as a single class on an as-converted basis, (i) change the rights, preferences, or privileges of the convertible preferred stock or any series of convertible preferred stock so as to materially and adversely affect the convertible preferred stock or any series of convertible preferred stock, (ii) authorize or issue any shares of a new class or series of capital stock (or rights to acquire such new class or series of capital stock) having rights, preferences or privileges senior or equivalent to the convertible preferred stock, (iii) increase or decrease the total number of authorized shares of convertible preferred stock, (iv) cause or effect a change of control, liquidation, dissolution or winding up of the Company or (v) declare or pay any dividends or declare or make any other distribution, purchase, redemption or acquisition on any of our capital stock, except for certain permitted repurchases.

In addition, we could not, change the rights, preferences, or privileges of any series of convertible preferred stock or increase or decrease the total number of shares of the applicable series of convertible preferred stock, without, as applicable, the consent of (i) at least a majority of the then outstanding Series E convertible preferred stock voting as a separate series (ii) at least a majority of the then outstanding shares of Series D-3, D-2, D-1 and D convertible preferred stock voting as a single class, (iii) at least 66% of the then outstanding shares of Series C convertible preferred stock voting as a separate, (iv) at least 70% of the then outstanding shares of Series B convertible preferred stock voting as a separate series and (v) at least 66% of the then outstanding shares of Series A convertible preferred stock voting as a separate series.

The rights of each series of our preferred stock, including those describe above, terminated upon the conversion of all outstanding shares of convertible preferred stock immediately prior to the closing of our initial public offering.

Investors’ Rights Agreement

We entered into an investors’ rights agreement with our founders and the holders of our convertible preferred stock, including the following principal stockholders and some of their affiliates:

ORR Partners I-S, L.P.
Opus Capital Venture Partners V, L.P.
Genesis Partners III L.P.
Pacven Walden Ventures VI, L.P.
Vertex III (C.I.) Fund L.P.
Norwest Venture Partners XI, L.P.
Lightspeed Venture Partners VIII LP
NWC SolarEdge Holdings, LLC

Pursuant to this agreement, we granted these stockholders certain registration rights with respect to certain shares of our common stock held or issuable upon conversion of the shares of preferred stock held by them as follows:

Demand registration rights.    At any time after six months following completion of our initial public offering, the holders of at least 30% of these shares have the right to demand that we file up to two registration statements with respect to offerings of common stock each having an aggregate offering price of at least $10 million. We may postpone the filing of a registration statement for up to 90 days if we determine that the filing would be seriously detrimental to us and our stockholders, and the underwriters of an underwritten offering will have the right, subject to certain restrictions, to limit the number of shares registered by these holders for reasons relating to the marketing of the shares.

Piggyback registration rights.    If we propose to register any of our securities for public sale, the holders of approximately 29.9 million shares of our common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration. However, this right does not apply to a registration relating to any of our employee benefit plans, the exchange of securities in certain corporate reorganizations or certain other transactions or the issuance of common stock upon conversion of debt securities, the offer and sale of which are also being registered. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders for reasons relating to the marketing of the shares, but not below 25% of the total number of shares included in the registration statement.

Form S-3 registration rights.    The holders of approximately 29.9 million shares of our common stock will be entitled to certain Form S-3 registration rights. At any time after we are eligible to file a registration statement on Form S-3, holders of these shares have the right to request that we effect a registration on Form S-3 if the proposed aggregate offering price of the shares to be registered by the holders requesting registration is at least $2 million. We will not be required to effect such a registration if we have effected one such registration within the 12-month period preceding a request and we may postpone the filing of a registration statement on Form S-3 for up to 90 days if we determine that the filing would be seriously detrimental to us and our stockholders. The underwriters of any underwritten offering will have the right, subject to certain restrictions, to limit the number of shares registered by these holders for reasons relating to the marketing of the shares.

Registration expenses.    We will pay all expenses incurred by holders of shares registered in connection with up to two demand registrations and all piggyback and Form S-3 registrations, except, in each case, for fees and expenses of legal counsel in excess of $35,000, underwriting discounts, selling commissions and transfer taxes. However, subject to limited exceptions, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders or if the net proceeds requirement of a demand registration is not met.

Expiration of registration rights.    The registration rights described above will expire five years after the completion of our initial public offering (i.e., on March 31, 2020), or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act or a similar exemption in any three-month period and such stockholder owns less than 1% of the Company's common stock.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and by-laws provide that we shall indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Review, Approval or Ratification of Transactions with Related Persons

The audit committee of our Board of Directors has primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.

We adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed pre-approved by the audit committee, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, certain charitable contributions, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and certain transactions involving competitive bids.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that The Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The principal purpose of the Audit Committee is to represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications, independence and performance; and (iv) the design, implementation and performance of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter and summarized on page 8 of this Proxy Statement.

Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. EY Global, or Ernst & Young, our independent registered public accounting firm for fiscal 2015, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2015, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2015.

The Audit Committee has also reviewed and discussed with Ernst & Young the audited financial statements in our Annual Report on Form 10-K for the year ended June 30, 2015. In addition, the Audit Committee discussed with Ernst & Young those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, Ernst & Young provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2015, for filing with the SEC.

THE AUDIT COMMITTEE
Marcel Gani (Chairman)
Tal Payne
Doron Inbar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Statements of Changes of Beneficial Ownership of Securities on Form 4 are generally required to be filed within two business days of a change in beneficial ownership of securities. Based solely on our review of the reports filed during fiscal 2015, and on written representations from such reporting persons, we determined that each of the following beneficial owners failed during fiscal 2015 to timely file one Form 4, each with respect to two transactions when annual grants of RSUs were made by the Company:  Dan Avida, Marcel Gani and Avery More.

STOCKHOLDER PROPOSALS

The Company’s fiscal year ends on June 30th of each calendar year.  Because the Company’s initial public offering was consummated in March 2015, the Company postponed this Annual Meeting until February 23, 2016.  However, the Company anticipates filing a proxy statement for the 2016 fiscal year on or before October 28, 2016, which is a date within 120 days of the 2016 fiscal year end and holding a related annual meeting of stockholders thereafter.  Therefore, stockholder proposals for inclusion in the Company’s proxy statement for the 2016 fiscal year and form of proxy relating to our next annual meeting of stockholders must be received by the Company at the principal executive offices of the Company no later than the close of business on June 30, 2016. As we expect that the date of our next Annual Meeting will be more than 30 days before the one-year anniversary of this Annual Meeting, stockholders wishing to make a director nomination or bring a proposal before our next annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on 120 days prior to such Annual Meeting date and not later than the close of business on 90 days prior to such Annual Meeting date or 10 days after the first public announcement of such Annual Meeting date.

A stockholder’s notice to the Corporate Secretary of the Company must be in proper written form and must include the information and consents required by our bylaws related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made and each person whom the stockholder proposes to nominate for election as a director or the business desired to be brought before the meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company at 1 Hamada Street Herziliya Pituach, Israel, 4673335.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

The Company encourages members of its Board to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict. The Company did not hold an annual meeting of stockholders in fiscal 2015 since its initial public offering was not consummated until March 2015.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressees, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with the Company’s independent directors may do so by writing to them, c/o Corporate Secretary, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope or vote by telephone, so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We make available free of charge on or through our Internet website, http://investors.solaredge.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2015 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO [THE COMPANY’S SECRETARY AT SOLAREDGE TECHNOLOGIES, INC., 1 HAMADA STREET, HERZILIYA PITUACH 4673335, ISRAEL, OR BY EMAIL AT INVESTORS@SOLAREDGE.COM.

SOLAREDGE TECHNOLOGIES, INC.

Hamada 1,
Herzilia Pituach, Israel
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronen Faier and Rachel Prishkolnik, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of SolarEdge Technologies, Inc., to be held at the Company’s US offices located at 47505 Seabridge Drive, Fremont, California 94538, on February 23, 2016, and at any adjournments or postponements thereof, as follows:

(continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

SOLAREDGE TECHNOLOGIES, INC.

February 23, 2016

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.solaredge.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1.	Election of Directors:
			FOR	AGAINST	ABSTAIN
		Yoni Chiefetz	☐	☐	☐

		Don Avida	☐	☐	☐

		Doron Inbar	☐	☐	☐

	2.	Ratification of appointment of Ernst & Young as independent registered public accounting firm for fiscal year ending June 30, 2016.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.